Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement dated May 9, 2005 (the “Employment Agreement”) is made by and between M&F Bancorp, Inc. (“M&F”), Mechanics and Farmers Bank (“Bank”) and Ronald Wiley (“Executive”) this 23rd day of September, 2005.

WHEREAS, the parties previously entered into the Employment Agreement; and

WHEREAS, by mutual agreement, the parties desire to amend Schedule A of the Employment Agreement to provide for additional compensation to Executive to cover tax liability he will incur as a result of certain payments therein;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter contained, M&F, the Bank and Executive agree as follows:

1. Schedule A of the Employment Agreement is hereby amended as follows:

a. The following additional language shall be added to Paragraph 3 of Schedule A:

In the alternative, the M&F Board of Directors may elect, in its sole discretion, to pay Executive the sum of $5,000.00 for the Executive to use to acquire shares of common stock of M&F in lieu of the stock grant described above. To the extent that any sums paid by M&F to Executive pursuant to this Paragraph 3 are treated as taxable income to Executive under North Carolina or federal income taxes, M&F will pay additional cash compensation to Executive sufficient to reimburse Executive for the additional tax expense.

b. The following additional language shall be added to Paragraph 5 of Schedule A:

In the alternative, the M&F Board of Directors may elect, in its sole discretion, to pay Executive the sum of $20,000.00 in equal installments over a four-year period of continuous employment, for Executive to use to acquire shares of common stock of M&F in lieu of the stock grant described above. To the extent that any sums paid by M&F to Executive pursuant to this Paragraph 5 are treated as taxable income to the Executive under North Carolina or federal income taxes, M&F will pay additional cash compensation to Executive sufficient to reimburse Executive for the additional tax expense.

2. All other provisions of the Employment Agreement not modified herein shall continue in full force and effect.

Agreed, this the 23rd day of September, 2005.

EXECUTIVE

/s/ Ronald Wiley
Ronald Wiley

M&F BANCORP, INC.

By:	/s/ Maceo K. Sloan
Maceo K. Sloan
Chairman of the Board of Directors

MECHANICS AND FARMERS BANK

By:	/s/ Aaron L. Spaulding
Aaron L. Spaulding
Chairman of the Board of Directors